UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

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NEW YORK MORTGAGE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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275 Madison Avenue

New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on May 14, 2015 at 9:00 a.m., local time, at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166 to consider and take action on the following:

1.          To elect the five directors nominated and recommended by the Board of Directors, each to serve until the 2016 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.          To hold an advisory vote to approve named executive officer compensation; and

3.          To consider and act upon a proposal to ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on March 19, 2015 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about March 31, 2015, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on March 19, 2015. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

If you wish to attend the Annual Meeting in person, you must register not later than 3:00 p.m., local time, on May 13, 2015 by contacting Investor Relations by email at investorrelations@nymtrust.com or by phone at (646) 216-2363. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
New York, New York March 31, 2015	Chairman, Chief Executive Officer and President

i

ii

275 Madison Avenue

New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials

for the 2015 Stockholder Meeting to Be Held on May 14, 2015.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2014, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166 on May 14, 2015 at 9:00 a.m., local time, and at any adjournment and postponement thereof. We mailed, through intermediaries, on or about March 31, 2015, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 19, 2015. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (“2014 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2014 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive offices is 275 Madison Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect the five directors nominated and recommended by our Board of Directors, each to serve until the 2016 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) to hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) ratify and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Proposal No. 3”); and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote in person at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote and are also invited to attend the Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners are required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Investor Relations in writing that you would like to revoke your proxy;

•	by completing, at or before our Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or

•

by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 19, 2015 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on March 19, 2015 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on March 19, 2015, the Company had 106,304,276 shares of common stock outstanding.

The representation in person or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you are present and entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, the vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. The five nominees who receive the most votes will be elected. There is no cumulative voting in the election of directors. Abstentions and broker non-votes will not be counted as votes cast and, because the vote of a plurality is required, will have no effect on the result of the vote for election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on these matters at the Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on the advisory vote to approve named executive officer compensation, and thus will have no effect on the result of the vote on this proposal.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will not count as votes cast on this proposal and this will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The five persons named below have been nominated to serve on our Board of Directors until the 2016 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is currently comprised of five directors. Each nominee is currently a director of our Company and has consented to stand for election at the Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board consider, among other things, a candidate's experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to our Company, and then review those qualities in the context of the current composition of our Board and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent”, as such term is defined by the Nasdaq Stock Market. The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks director nominees with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries. Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age

Steven R. Mumma†	Chairman, Chief Executive Officer and President	2007	56
David R. Bock*	Managing Partner of Federal City Capital Advisors	2012	71
Alan L. Hainey*	Owner and Manager of Carolina Dominion LLC	2004	68
Douglas E. Neal	Founder of Neal Capital	2012	55
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	55

*

Our Board of Directors has affirmatively determined that these director nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Board Leadership” and “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors.”

†	Chairman of our Board of Directors.

Steven R. Mumma is our Chairman, Chief Executive Officer and President. Mr. Mumma was named Chairman of our Board of Directors effective as of March 30, 2015. Mr. Mumma was named Chief Executive Officer effective February 3, 2009. Mr. Mumma was appointed President and Co-Chief Executive Officer effective March 31, 2007, which marked the divestment of the Company’s mortgage lending business, and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From September 2000 to September 2003, Mr. Mumma was a Vice President of Natexis ABM Corp., a wholly-owned subsidiary of Natexis Banques Populaires. From 1997 to 2000, Mr. Mumma served as a Vice President of Mortgage-Backed Securities trading for Credit Agricole. Prior to joining Credit Agricole, from 1988 to 1997, Mr. Mumma was a Vice President of Natexis ABM Corp. Prior to joining Natexis ABM Corp., from 1986 to 1988, Mr. Mumma was a Controller for PaineWebber Real Estate Securities Inc., the mortgage-backed trading subsidiary of PaineWebber Inc. Prior to joining PaineWebber, from 1981 to 1985, Mr. Mumma worked for Citibank in its Capital Markets Group, as well as for Ernst & Young LLP. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board concluded that Mr. Mumma should serve as a director of our Company because of his significant operational, financial and accounting experience in, and knowledge of, our Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 20 years. As Chairman, Chief Executive Officer and President of our Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

David R. Bock has served as a member of our Board of Directors since January 2012. Mr. Bock is a Managing Partner of Federal City Capital Advisors, a Washington, D.C.-based business and financial advisory services company. Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations. He was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform. Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010. Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar. He received a B.A. in philosophy from the University of Washington. Mr. Bock currently serves on the Boards of the Pioneer Funds complex, where he serves as chairman of the audit committee, the Swiss-Helvetia Fund, where he also serves on the audit committee, and Oxford Analytica, as well as various private and charitable organizations. Mr. Bock previously served on our Board of Directors from 2004 to 2009.

Our Board concluded that Mr. Bock should serve as a director of our Company because of his extensive expertise in economics, finance and accounting and his prior experiences in our industry, as well as his prior experiences as a Chief Financial Officer, Chief Executive Officer and Director of other companies.

Alan L. Hainey has served as a member of our Board of Directors since completion of our initial public offering (“IPO”) in June 2004 and became our Lead Director effective March 30, 2015. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of the GE Capital corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board concluded that Mr. Hainey should serve as a director of our Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive council.

Douglas E. Neal has served as a member of our Board of Directors since April 2, 2012. Mr. Neal served as Non-Executive Chairman of our Board of Directors from April 18, 2012 through March 30, 2015. Mr. Neal is the founder of Neal Capital, which provides financial advisory services to real estate companies. Prior to founding Neal Capital, Mr. Neal served as a Managing Director for the Real Estate Investment Banking Group at Bank of America Merrill Lynch and its predecessors from February 1998 to October 2011 and held various other positions with such predecessors from 1991 to 1998. Prior to joining Bank of America Merrill Lynch, from 1983 to 1989, Mr. Neal developed a variety of commercial real estate properties, including apartments, condominiums, industrial buildings, retail buildings and a hotel. Mr. Neal holds a B.S. in Civil Engineering from Cornell University and an M.B.A. from the Kenan-Flagler School at the University of North Carolina at Chapel Hill.

Our Board concluded that Mr. Neal should serve as a director of our Company because of his expertise in real estate investment and finance, including over 20 years as an investment banker covering REITs, his significant experience doing advisory work for publicly traded REITs and his knowledge of commercial mortgage origination, securitization and financing.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President - Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board concluded that Mr. Norcutt should serve as a director of our Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

 Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2013 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board. After consideration of these results and our Board’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on frequency at least every six years.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2014 was designed to compensate our named executive officers in a manner that attracts and retains top performing employees, motivates our management team by tying compensation to our financial performance, and rewards exceptional individual performance that supports our overall objectives, while also consistent with our needs as a company to maintain an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of our Company and properly aligns the interests of our named executive officers with those of our stockholders. For example:

•	Base salary represented 22% of total compensation for our Chief Executive Officer and President in 2014.

•

Approximately 49% of total compensation for our Chief Executive Officer and President was in the form of restricted stock grants that vest ratably on the first, second and third anniversaries of the date of grant.

•

We utilized the 2013 Incentive Compensation Plan (the “Incentive Plan”), a performance-based incentive compensation plan established in 2013 that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers, for determining incentive compensation payable to our named executive officers for performance in 2014.

See the information set forth under “Compensation Discussion and Analysis” and “Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2015 annual meeting of stockholders.”

Our Board of Directors recommends that stockholders vote FOR the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the year ending December 31, 2015. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of our Company for the year ending December 31, 2015. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. We engaged Grant Thornton beginning in December 2009 to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and Grant Thornton has continued to serve as our independent registered public accounting firm to the date of this proxy statement.

We expect that a representative of Grant Thornton will be present at the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Leadership

On March 30, 2015, our Board of Directors unanimously elected Steven R. Mumma, our Chief Executive Officer and President, to the additional role of Chairman of our Board of Directors, effective immediately. In connection with Mr. Mumma’s appointment, our Board has appointed Alan L. Hainey to the newly created position of Lead Director. The appointments follow our Board’s receipt of notice from Douglas E. Neal, Mr. Mumma’s predecessor as Chairman of our Board of Directors, that Mr. Neal anticipates entering into a consulting arrangement with RiverBanc LLC (“RiverBanc”), a registered investment advisor that provides investment management services to us with respect to our investments in multi-family CMBS and certain commercial real estate-related debt investments and to entities in which we have invested. In connection with this potential related party transaction, Mr. Neal offered to resign as a director of our Company. After considering his offer to resign and the potential related party transaction that would result from this new arrangement, our Board of Directors determined that it is appropriate that Mr. Neal continue to serve as a director of our Company. Our Board, however, has determined that, under the current circumstances, Mr. Neal may have a material relationship with us and, as a result, will no longer qualify as “independent” pursuant to the criteria set forth below in “—Independence of our Board of Directors.”

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”) require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board affirmatively determines that the director has no material relationship with our Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

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A director who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of our Company;

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A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of our Company (but not an executive officer of our Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

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A director who is, or whose immediate family member is, a current partner of a firm that is our Company’s internal or external auditor, or was a partner or employee of our Company’s outside auditor who worked on our Company’s audit at any time during any of the past three years;

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A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of our Company served on the compensation committee of such other entity; or

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A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which our Company made, or from which our Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

 Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board are independent: Alan L. Hainey, Steven G. Norcutt and David R. Bock. We presently have five directors, including these three independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to our Board of Directors, usually at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Bock (Chairman), Hainey and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed on page 10 under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Bock is an “audit committee financial expert” as that term is defined in the SEC rules. Mr. Bock also serves on the board and audit committee of the more than 50 funds that comprise the Pioneer Funds complex. Our Board of Directors considers the Pioneer Funds complex to be one fund for purposes of the Audit Committee’s charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

●	assisting our Board of Directors in fulfilling its oversight responsibility relating to:

●	the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

●	our compliance with legal and regulatory requirements; and

●	the evaluation of risk assessment and risk management policies;

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overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who will report directly to the Audit Committee;

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fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

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reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

●	reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

The Audit Committee met seven times during the year ended December 31, 2014. For more information, please see “Audit Committee Report” beginning on page 43.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Norcutt (Chairman), Hainey and Bock. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed on page 10 under “Independence of Our Board of Directors” and the independence standards of Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. In addition, the Compensation Committee administers our incentive compensation plans and equity-based compensation plans and programs, including our 2010 Stock Incentive Plan (the “2010 Stock Plan”) and the Incentive Plan. The Compensation Committee’s basic responsibility is to ensure that our Chief Executive Officer and President and key management are compensated fairly and effectively in a manner consistent with our Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

The Compensation Committee met five times during the year ended December 31, 2014.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Hainey (Chairman), Norcutt and Bock. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed on page 10 under “Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

●	identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board; and

●	oversees the evaluation of our Board of Directors and management.

The Nominating & Corporate Governance Committee met three times during the year ended December 31, 2014.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Non-Management and Independent Directors

The independent directors of our Board of Directors will occasionally meet in executive sessions that exclude members of the management team. There were six executive sessions of independent directors held during the year ended December 31, 2014. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meeting of independent directors, set the agenda and determine the information to be provided. However, in practice, meetings of our independent directors tend to be less formal procedurally and, generally, allow for each independent director to raise such matters and discuss such business as that director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director for the next meeting of our independent directors. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors” on page 15.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

Our Board is currently led by its Chairman, Steven R. Mumma, who also serves as our Chief Executive Officer and President. Mr. Mumma was appointed as the Chairman of our Board of Directors, effective March 30, 2015. In connection with Mr. Mumma’s appointment as Chairman, our Board has adopted a policy that provides that in the event our Chairman is also an executive officer of our Company, our independent directors will select a Lead Director from among themselves. Mr. Alan Hainey, an independent director of our Company since 2004, has been appointed as our Lead Director. Our Lead Director's role exists, according to our Board’s policy, (i) to provide leadership to our Board of Directors when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board operates independently of management; and (iii) to provide our directors with an independent leadership contact.

Our Lead Director's responsibilities, as set forth in our Board’s policy, include:

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chairing an executive session during each Board meeting without management (including without our Chairman and Chief Executive Officer) present in order to give directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to our Chairman and Chief Executive Officer concerning the issues considered;

●	reviewing and discussing with our Chairman the matters to be included in the agenda for meetings of our Board of Directors;

●	acting as liaison between our Board of Directors and the Chief Executive Officer;

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establishing, in consultation with our Chairman and Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board's work, to ensure, on behalf of stockholders, that our Board is (i) appropriately approving our corporate strategy; and (ii) supervising management's progress against achieving that strategy; and

●	ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

Our Board has vested the offices of Chairman, President and Chief Executive Officer in Mr. Mumma because it believes that combining the roles of Chairman, President and Chief Executive Officer facilitates the flow of information between management and our Board, while providing the appropriate balance between independent oversight of management and efficiency of the operation of our Board. Furthermore, our Board of Directors believes that having our Board's deliberation of strategic alternatives framed by the person who (i) is the most knowledgeable about our Company and its industry, (ii) has been most instrumental in transforming our Company from a vertically integrated residential mortgage origination and portfolio investment manager into a diversified investment portfolio manager, and (iii) is also responsible for executing our strategy is the optimal means for our Board of Directors to discharge its responsibility of establishing strategy. For these reasons, we believe our Board leadership structure is appropriate for our Company and does not affect our Board’s approach to risk oversight.

Our Board’s Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2014. Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chairman, Chief Executive Officer and President or other officers of our Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board’s decision-making.

Our Board of Directors has designated the Audit Committee to take the lead in overseeing risk management, and the Board and the Audit Committee receive joint briefings provided by management and advisors regarding the adequacy of our risk management processes. Our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it. The Board of Director’s role in risk oversight of our Company is consistent with our leadership structure, with the Chief Executive Officer and President and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board of Directors and the Audit Committee providing oversight of those efforts.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for senior financial officers, including the principal financial officer. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of either of these Code of Ethics applicable to our chief executive officer and chief financial officer by posting such information on our website at www.nymtrust.com, Corporate Governance.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for senior financial officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2016 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2016 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board’s needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business. Although we have no policy regarding diversity, both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

Our Board of Directors provides a process for stockholders to send communications to our Board. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, Attention: Secretary. The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2016 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2016 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2016 Annual Meeting of Stockholders, tentatively scheduled to be held in May 2016, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 2, 2015 for inclusion in our proxy statement and the form of proxy relating to our 2016 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 2, 2015 for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders.

Although stockholder proposals received by us after December 2, 2015 will not be included in our proxy statement or proxy card for the 2016 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2016 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016, not earlier than December 2, 2015, and not later than January 1, 2016. The stockholder filing the notice of nomination must include:

●	As to the stockholder giving the notice:

●	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

●	the class, series and number of shares of stock of our Company beneficially owned by that stockholder and/or stockholder associated person; and

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to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice.

●	As to each person whom the stockholder proposes to nominate for election as a director:

●	the name, age, business address and residence address of the person;

●	the class, series and number of shares of stock of our Company that are beneficially owned by the person;

●	the date such shares were acquired and the investment intent of such acquisition;

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all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

●	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

●	the information described above with respect to the stockholder proposing such business;

●	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

●	any material interest of the stockholder in such business.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 30 meetings, including four regularly scheduled quarterly meetings, during 2014. All directors who were members of our Board of Directors for the year ended December 31, 2014 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2014.

We have a policy that directors attend the Annual Meeting of Stockholders. Each member of our Board of Directors who was a director of our Company at the time of our 2014 Annual Meeting of Stockholders attended the 2014 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RiverBanc Management Agreement

On April 5, 2011, RB Commercial Mortgage LLC (“RBCM”), one of our wholly-owned subsidiaries, entered into a management agreement with RiverBanc, as amended by an amended and restated management agreement between RiverBanc, RBCM and us, pursuant to which RiverBanc provides investment management services to us.  Douglas E. Neal, one of our non-independent directors, informed our Board of Directors that he anticipates entering into a consulting arrangement with RiverBanc. To address any potential conflicts of interest that may result from this arrangement for as long as Mr. Neal is affiliated with RiverBanc, transactions between RiverBanc and our Company will require review and approval or ratification of our Audit Committee pursuant to our Related Person Transaction Policy. See “—Related Person Transaction Policy” below.

 Our management agreement with Riverbanc has a term that expires on December 31, 2015 and is subject to automatic annual one-year renewals thereafter. Pursuant to the terms of our management agreement with RiverBanc, RiverBanc will receive a monthly base management fee in arrears in a cash amount and an incentive fee that is calculated quarterly and paid in cash in arrears. A description of the material terms of our management agreement with RiverBanc is included in "Item 1. Business—Our External Managers—RiverBanc Management Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

For the years ended December 31, 2014 and 2013, we expensed approximately $14.8 million and $3.4 million, in fees to RiverBanc, respectively. As of December 31, 2014 and December 31, 2013, we had management fees payable to RiverBanc of $6.3 million and $1.0 million, respectively. In addition, as of December 31, 2014, we owned a 20.0% common equity interest in RiverBanc.  For the year ended December 31, 2014 and 2013, we recognized $2.6 million and $0.3 million in income related to our investment in RiverBanc.

  Finally, RiverBanc manages an entity, RB Multifamily Investors LLC, in which we own, as of December 31, 2014, approximately 67% of the outstanding common equity interests and certain preferred equity interests. Our total investment in RB Multifamily Investors LLC amounts to approximately $36.6 million as of December 31, 2014. Pursuant to a management agreement between RiverBanc and this entity, RiverBanc is entitled to receive base management and incentive fees for its management of assets owned by RB Multifamily Investors LLC. For the year ended December 31, 2014, RB Multifamily Investors LLC expensed $0.1 million, in fees to RiverBanc.

Accounting Outsourcing Agreement

The Company had entered into an outsourcing agreement (the “Accounting Outsourcing Agreement”) with Real Estate Systems Implementation Group, LLC (“RESIG”) effective May 1, 2010, pursuant to which RESIG, among other things, (a) performed day-to-day accounting services for our Company and (b) effective October 4, 2010, provided a Chief Financial Officer to us. The Accounting Outsourcing Agreement terminated effective May 15, 2014. During each of the years ended December 31, 2014 and 2013, RESIG earned $0.1 million and $0.7 million, respectively, in fees under the Accounting Outsourcing Agreement.

Fredric S. Starker, a Principal of RESIG, was our Chief Financial Officer from October 1, 2010 to May 14, 2014. See “Executive Compensation—Summary Compensation Table” below regarding Mr. Starker’s interest in the Accounting Outsourcing Agreement.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2014, each of our non-employee directors received a combination of cash fees and stock having an aggregate value of $173,060, which includes a stock award of 7,000 shares. Under the terms of our compensation program for directors in 2014, each non-employee director received a cash retainer of $100,000, with Mr. Neal receiving an additional annual retainer of $20,000 for serving as the Chairman of the Board of Directors and the chairpersons of the Audit, Compensation and Nominating & Corporate Governance Committees each receiving an additional annual retainer of $15,000, $10,000 and $10,000, respectively, for their service as chairman of those committees. In addition, each Audit, Compensation and Nominating & Corporate Governance Committee member received an additional annual retainer of $7,500, $2,500 and $2,500, respectively, for their service as committee members. As part of our 2014 director compensation plan, the non-employee directors have the ability to elect to receive up to 100% of their compensation in the form of common stock. As of the date of this proxy statement, director compensation for 2015 remained unchanged from the compensation plan utilized in 2014, except that our Chairman will only receive compensation for his services as our Chief Executive Officer and President and will receive no additional compensation for his service on our Board. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)	Total

Douglas E. Neal	$120,000	$53,060	$173,060
David R. Bock	$120,000	$53,060	$173,060
Alan L. Hainey	$120,000	$53,060	$173,060
Steven G. Norcutt	$120,000	$53,060	$173,060

(1)

Represents the May 2014 stock award of 7,000 common shares. All of the shares issued to our non-employee directors in 2014 as part of the 2014 director compensation program were non-forfeitable as of the date of grant and were issued under the 2010 Stock Plan. The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB ASC Topic 718.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2014.

Based on our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2014.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Steven R. Mumma	56	Chairman, Chief Executive Officer and President
Nathan R. Reese	36	Vice President and Secretary
Kristine R. Nario	35	Chief Financial Officer

For information on Mr. Mumma, please see his biographical description provided above under the caption “Proposal One: Election of Directors — Nominees for Election as Directors.”

Nathan R. Reese is our Vice President and Secretary. Mr. Reese was named Vice President of our Company in March 2007 and Secretary effective January 1, 2008. On March 25, 2009, our Board of Directors designated Mr. Reese an executive officer of our Company. In his capacity as Vice President, Mr. Reese manages company operations including portfolio activity, treasury, servicing, and is responsible for overseeing cash flow management and foreclosure and delinquency monitoring. Prior to his current position, Mr. Reese was employed by our Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005. Before joining our Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group based in Malvern, Pennsylvania. He holds a B.A. in Finance from La Salle University.

Kristine R. Nario is our Chief Financial Officer. Ms. Nario was named Chief Financial Officer of our Company effective May 14, 2014. Ms. Nario previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank, Ms. Nario was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of March 19, 2015, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of March 19, 2015, we had 106,304,276 shares of common stock outstanding. Each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person. The address for each individual listed below is: c/o New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	6,686,617	6.3%
Steven R. Mumma	412,656	*
Nathan R. Reese	36,530	*
Kristine R. Nario	11,825	*
Alan L. Hainey	59,260	*
Steven G. Norcutt	37,818	*
David R. Bock	25,750	*
Douglas E. Neal	33,640	*
Fredric S. Starker (2)	—	—
All directors and executive officers as a group (7 persons)	617,479	*

*	Represents less than one percent of our issued and outstanding shares.
(1)

Information based on a Schedule 13G filed with the SEC on January 29, 2015 by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. The reporting person has sole voting power over 6,461,795 shares of common stock and sole dispositive power over 6,686,617 shares of common stock.

(2)	Fredric S. Starker served as our Chief Financial Officer from October 2010 to May 14, 2014. As of March 19, 2015, Mr. Starker beneficially owned 800 shares of our Series B Cumulative Redeemable Preferred Stock, which represents less than one percent of the outstanding shares of our Series B Cumulative Redeemable Preferred Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation program that was in place for 2014 for our Chief Executive Officer and President (Steven R. Mumma), our Chief Financial Officer (Kristine R. Nario) and our Vice President and Secretary (Nathan R. Reese) (collectively, our “Named Executive Officers” or “NEOs”).

From October 2010 to May 14, 2014, Fredric S. Starker served as our Chief Financial Officer. In connection with the appointment of Ms. Nario as our Chief Financial Officer effective May 14, 2014, Mr. Starker resigned from his role as our Chief Financial Officer. Mr. Starker was not employed by us. From 2010 through May 14, 2014, we outsourced our day-to-day accounting function and the responsibilities of our Chief Financial Officer to RESIG pursuant to the Accounting Outsourcing Agreement. Mr. Starker is a Partner at Imowitz and a Principal of RESIG and served as our Chief Financial Officer pursuant to the Accounting Outsourcing Agreement. Mr. Starker received compensation from Imowitz and RESIG in his capacity as Partner and Principal, respectively, and was not compensated directly by us. It is our understanding that the compensation paid to Mr. Starker by RESIG and Imowitz was not allocated in a manner that would allow us to determine that portion of Mr. Starker’s compensation that was related to the services performed for us and that portion that was related to services performed for others. As a result, we have not included Mr. Starker in the executive compensation tables below. During the years ended December 31, 2014, 2013 and 2012, RESIG earned approximately $0.1 million, $0.7 million and $0.7 million in fees, respectively. We had no other named executive officers in 2014.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2014. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

Executive Summary

We are an internally managed real estate investment trust (“REIT”) in the business of acquiring, investing in, financing and managing primarily mortgage-related assets and financial assets, such as residential mortgage loans, including distressed residential loans, multi-family commercial mortgage-backed securities (“CMBS”), mezzanine loans to and preferred equity investments in owners of multi-family properties, equity and debt securities in entities that invest in commercial real estate-related debt investments and Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. Our hybrid investment strategy and the industry in which we operate (mortgage REIT) require that we maintain a highly qualified executive management team with strong operational skills.

Named Executive Officer (“NEO”) Compensation Program Objectives

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

●	aligning our management team’s interests with stockholders’ expectations of return on investment;

●	motivating and rewarding our management team to grow earnings in a manner that is consistent with prudent risk-taking and based on sound corporate governance practices; and

●	attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2014 NEO Compensation Program

As discussed in more detail beginning on page 24, our 2014 NEO compensation program is comprised of three primary compensation elements, including:

●	base salary, which is fixed annually and compensates individuals for daily performance;

●	incentive compensation payable in cash based on achievement of certain corporate and individual performance levels; and

●

incentive compensation payable in shares of restricted stock that vest ratably over the course of three years from the date of grant and which is also based on achievement of certain corporate and individual performance objectives.

 Our Compensation Committee elected to utilize the Incentive Plan in determining the incentive compensation payable for 2014.

Management’s Assessment of 2014 Performance

In recent years, we have endeavored to build a diversified investment portfolio that includes elements of interest rate and credit risk, as we believe a portfolio diversified among interest rate and credit risks is best suited to delivering stable cash flows over various economic cycles. We believe 2014 was another significant step towards building a company capable of producing sustainable returns for our stockholders. The following is a summary of our key results and achievements in 2014:

●	produced 22.5% return on common stockholders’ equity for 2014;

●	net income attributable to common stockholders increased to $1.48 in 2014 from $1.11 in 2013;

●	declared annual dividends in 2014 of $1.08 per common share;

●	expanded stockholders’ equity to $817.9 million at December 31, 2014 from $480.7 million at December 31, 2013;

●	completed 2014 with a book value per common share of $7.07 as of December 31, 2014 as compared to $6.33 as of December 31, 2013; and

●	produced a total stockholder return (share price change plus dividends) of 25.8% on our common stock.

Highlights of Our NEO Compensation Program in 2014

In making its compensation decisions for the 2014 fiscal year, the Compensation Committee recognized our 2014 results and achievements noted above, the performance of our Company and the NEOs, the performance of our Company as compared to other hybrid mortgage REITs and the contributions and accomplishments of our NEOs to our continuing growth story. The following is a summary of the highlights of our 2014 NEO compensation program:

●	base salary represented 22% of total compensation for our Chief Executive Officer and President in 2014;

●	approximately 72% of the total compensation paid to our Chief Executive Officer and President in 2014 was paid pursuant to a performance bonus plan;

●

approximately 49% of total compensation for our Chief Executive Officer and President was in the form of restricted stock that vests ratably on the first, second and third anniversaries of the date of grant; and

●	total compensation for our NEOs in 2014 was $3.6 million, or $0.04 per weighted average common share outstanding in 2014.

Process for Setting Executive Compensation

The Compensation Committee has primary responsibility for setting and approving the compensation of our Chief Executive Officer and President and reviewing, approving and recommending to our Board of Directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our NEOs. As part of its process for reviewing the performance of our NEOs for 2014, the Compensation Committee considered the recommendations of Mr. Neal, our Non-Executive Chairman during that period, with respect to the compensation of our NEOs, and our Chief Executive Officer and President, with respect to the compensation of Mr. Reese and Ms. Nario.

Historically, the Compensation Committee has reviewed compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review our Company’s and the NEOs’ actual performance, at which time it typically makes determinations with respect to cash incentive and long-term equity incentive compensation. As part of its annual review of the compensation paid to our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for our Company and the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within our peer group (defined below), our financial performance and financial condition, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of this review, the Compensation Committee typically considers the compensation practices and levels at other companies that it deems generally comparable in structure and strategy, which includes other internally managed mortgage REITs or specialty-finance companies, such as MFA Financial, Inc., CYS Investments, Inc., Capstead Mortgage Corporation, Dynex Capital, Inc., Arlington Asset Investment Corp. and RAIT Financial Trust. We sometimes refer to this group as our “peer group” for purposes of determining compensation. Relative to our peer group, we are, in many cases, significantly smaller in terms of total assets, stockholders’ equity and staffing. In terms of compensation paid to our NEOs, we have generally provided total compensation at or near the low end of the range of total compensation provided by our peer group, with total compensation in 2013 for (i) the Chief Executive Officers of our peer group ranging from approximately $1.7 million to approximately $4.1 million, and (ii) the other named executive officers of our peer group ranging from approximately $0.8 million to approximately $3.0 million. We do not, however, have a policy of targeting compensation for our NEOs to any specific level within the range of total compensation paid by our peer group (i.e., median, upper or lower); rather, we have attempted to structure the Company’s incentive plan and to compensate our NEOs in a manner that is both competitive enough to retain their services and rewards their performance, hard work and dedication, but is also consistent with our needs to maintain an appropriate expense structure. The Compensation Committee expects that as we grow our Company and our profitability in future years, our total NEO compensation will become more competitive with the total compensation paid by our peer group.

In early 2013, the Compensation Committee worked jointly with management to design and implement a performance-based, incentive compensation plan that combines the elements of current cash incentive and long-term equity incentive compensation in one plan, which we refer to as the Incentive Plan. On March 21, 2013, the Compensation Committee and our Board of Directors approved the Incentive Plan for the purpose of (i) attracting and retaining top performing employees, (ii) motivating employees by tying compensation directly to our financial performance, and (iii) rewarding exceptional individual performance that supports our overall objectives. While many of our peer group companies view annual cash incentive compensation and long-term equity incentive compensation as separate components of their overall compensation program and may have separate criteria for each component, the Incentive Plan ties the payment of both cash incentive and long-term equity compensation to the achievement of quantitative and qualitative performance goals set forth in the Incentive Plan. The Compensation Committee believes that by issuing both cash and equity incentive awards based on an individual’s achievement of the performance criteria, the Incentive Plan allows us to better monitor the effects of our compensation program. In the spring of 2014, our Compensation Committee elected to utilize the Incentive Plan again in 2014 for purposes of determining incentive compensation payable to our NEOs for 2014.

The Compensation Committee also reviews and makes recommendations to our Board annually with respect to the compensation of our independent directors. In setting director compensation, our Board generally considers the compensation practices and levels for directors paid by our peer group and by other mortgage REITs, as well as the expected time commitment from the independent directors in such year.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to the Board, on an annual basis, director and officer compensation plans, policies and programs of our Company, including determining salaries, annual cash bonuses, restricted stock, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees. Neither the Compensation Committee nor management has engaged a compensation consultant since 2005 and no subcommittees were formed by the Compensation Committee in 2014.

Executive Compensation Program Components

The following provides an overview of our approach to each element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to our Company, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of our Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

In February 2014, the Compensation Committee elected to increase base salaries from 2014 levels for each of Messrs. Mumma and Reese for fiscal year 2014, with Mr. Mumma’s set at $500,000 and Mr. Reese’s at $260,000. The determination to increase base salaries in 2014 for our NEOs was driven in part by the growth of our Company in 2013, the performance of our NEOs in 2013 and our desire to establish a base salary that is more competitive with the base salaries paid by our peer group. In addition, in connection with Ms. Nario’s appointment as Chief Financial Officer on May 14, 2014, our Board of Directors approved an increase in Ms. Nario’s base salary to $225,000 from $175,000 in the light of her increased role and responsibility as Chief Financial Officer. Finally, on November 3, 2014, the Company entered into a Second Amended and Restated Employment Agreement with Mr. Mumma which amends, restates and supersedes the Amended and Restated Employment Agreement between the Company and Mr. Mumma dated November 22, 2011. The Employment Agreement increased Mr. Mumma’s annual base salary from $500,000 to $700,000 effective as of November 1, 2014. The determination to further increase Mr. Mumma’s base salary was negotiated in the context of an overall employment agreement and was driven in part by our Compensation Committee’s effort to make the base salary paid by our Company to Mr. Mumma more competitive with the base salaries paid to other Chief Executive Officers in our peer group. However, even with these increases in base salary, the base salaries paid to our NEOs in 2014 continue to be below or near the low end of the range of base salaries provided to similarly situated executives in 2013 by our peer group.

Incentive Compensation

Incentive compensation exists in the form of annual cash incentive compensation and long-term equity incentive awards (payable in the form of restricted stock) available to each of the NEOs under the Incentive Plan. See “— Incentive Plan” below. Incentive compensation serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of the NEOs.

In part, to better align our NEOs interests with those of our stockholders and to cause them to increase their ownership of common stock, the Compensation Committee has structured the Incentive Plan to require the NEOs to receive, subject to the amount of incentive compensation earned, a portion of their incentive compensation as long-term equity incentive awards. The Compensation Committee believes that long-term equity incentive awards are important to motivate and reward the NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with our Company on a longer-term basis, while the cash incentive compensation payable under the Incentive Plan provides NEOs with current income for achieving performance criteria during 2014. Long-term equity incentive awards under the Incentive Plan are provided primarily by grants of restricted stock issued under our 2010 Stock Plan which vest ratably on the first, second and third anniversaries of the grant date.

Incentive Plan

Pursuant to the Incentive Plan, we provide our NEOs with the opportunity to earn incentive compensation for achieving corporate financial and non-financial goals in 2014. The Incentive Plan, which provides for no minimum award or guaranteed payment, is comprised of two parts: a quantitative component and a qualitative component. Pursuant to the Incentive Plan, Mr. Mumma’s incentive compensation was weighted 80% based on performance under the quantitative component and 20% under the qualitative component, while Mr. Reese’s incentive compensation was weighted 65% based on performance under the quantitative component and 35% under the qualitative component. The Compensation Committee set Ms. Nario’s incentive compensation under the Incentive Plan to be weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. Because Mr. Mumma is our Chief Executive Officer and President and has ultimate responsibility over our investment portfolio and other business decisions, our success or failure is highly dependent on his ability to manage our portfolio and operate our business. As a result, the Compensation Committee concluded that Mr. Mumma’s incentive compensation should be weighted more heavily on our achievement of the performance criteria under the quantitative component as compared to the weighting of components for Mr. Reese and Ms. Nario. In addition, because Ms. Nario does not have management responsibility for investment strategy, asset selection or portfolio management, the Compensation Committee concluded that Ms. Nario’s performance under the quantitative component should be weighted at 25%.

Quantitative Component. The amount of the incentive compensation payable under the quantitative component is contingent on our exceeding specific adjusted return on equity (“AROE”) hurdles for the 2014 fiscal year. Under the quantitative component, AROE is defined as (A) GAAP net income, as reported in our annual financial statements for the 2014 fiscal year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts, divided by (B) our annual average GAAP common stockholders’ equity for the 2014 fiscal year, as adjusted to exclude the impact of unrealized gains and losses reported in other comprehensive income on GAAP common stockholders’ equity and cumulative unrealized gains and losses from acquisition date related to the consolidated multi-family loans held in securitization trusts (“Adjusted Stockholders’ Equity”). Our annual average Adjusted Stockholders’ Equity is calculated by averaging our Adjusted Stockholders’ Equity for each of the four quarters in the year, with the respective quarterly amounts calculated by averaging (1) Adjusted Stockholders’ Equity for the previous quarter end and (2) Adjusted Stockholders’ Equity for the current quarter end. In its discretion, the Compensation Committee may elect to adjust the average Adjusted Stockholders’ Equity for capital raises that occurred during the measurement period to properly reflect the weighted average amount outstanding during the period. The Compensation Committee did not make any adjustments to the average Adjusted Stockholders’ Equity for capital raises by our Company during fiscal 2014.

The Compensation Committee used AROE to determine a large portion of our NEOs’ incentive compensation because it believes that basing incentive compensation on AROE properly aligns management incentives with stockholder return and value creation and directly ties compensation to our performance.

The following table sets forth the AROE hurdles and corresponding incentive compensation payouts for each of the NEOs under the qualitative component of the Incentive Plan:

Executive	Average AROE Hurdle(1)	Payout as a % of Base Salary Upon Achievement of Hurdle(1)
Steven R. Mumma	Less than 8%	0%
	10%	100%
	14%	200%
	18%	300%
	Greater than 18%	300	%(2)

Nathan R. Reese	Less than 8%	0%
	10%	50%
	14%	100%
	18%	150%
	Greater than 18%	150	%(2)

Kristine R. Nario	Less than 8%	0%
	10%	50%
	14%	75%
	18%	125%
	Greater than 18%	125	%(2)

(1) Payout percentages are pro-rated based on achievement of average AROE between specified hurdles. For example, attainment of average AROE of 12% for the 2014 fiscal year would entitle Mr. Mumma to a percentage payout under the quantitative component equal to 150% of his base salary. Actual incentive compensation earned under the quantitative component is calculated by multiplying, (i) in the case of Mr. Mumma, 80% by the product of the applicable payout percentage and Mr. Mumma’s base salary, (ii) in the case of Mr. Reese, 65% by the product of the applicable payout percentage and Mr. Reese’s base salary, and (iii) in the case of Ms. Nario, 25% by the product of the applicable payout percentage and Ms. Nario’s base salary.

(2) At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of average AROE in excess of 18%.

For 2014, the Compensation Committee concluded that we achieved AROE of 15.8% under the Incentive Plan. Subsequent to the date on which AROE was calculated and incentive compensation was determined by the Compensation Committee for our performance in 2014, actual GAAP net income for 2014 was determined to be higher than the GAAP net income amount used by the Compensation Committee to calculate AROE. After consideration by the Compensation Committee, the Compensation Committee concluded to leave AROE unchanged at 15.8%. Set forth in the table below is the payout calculation for each of our NEOs based on achievement of AROE of 15.8%.

Name	Base Salary	Quantitative Multiplier	Allocated Percentage	Quantitative Incentive Payout Amount
Steven R. Mumma	$700,000	2.4463	80%	$1,369,908
Nathan R. Reese	$260,000	1.2231	65%	$206,709
Kristine R. Nario	$225,000	0.9731	25%	$54,739

Notwithstanding the tables above, the Compensation Committee is authorized under the Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group. The Compensation Committee did not make any adjustments to the percentage payout under the quantitative component during fiscal 2014.

 Qualitative Component. Under the qualitative component, an NEO is eligible to receive incentive compensation equal to, in the case of Mr. Mumma, between zero and three times Mr. Mumma’s base salary multiplied by 20%, in the case of Mr. Reese, between zero and one and one-half times Mr. Reese’s base salary multiplied by 35%, and in the case of Ms. Nario, between zero and one and one-fourth times Ms. Nario’s base salary multiplied by 75%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Mr. Mumma, (A) leadership of our Company, (B) investor relations, shareholder communications and capital raising, (C) our performance relative to budget and (D) risk management and capital preservation, and (ii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and President and our Board, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

 For 2014, the Compensation Committee determined, in the case of Mr. Mumma, that, among other things, (a) his leadership of the Company through a challenging new investment and interest rate environment in 2014, which still resulted in substantial earnings growth and a healthy return on stockholders’ equity, was exemplary, (b) he helped to achieve an expanded investor base through three successful equity offerings that resulted in $296.5 million of net proceeds to us, and (c) he continued to provide our Company with a strong culture of risk management and a disciplined approach to capital preservation. As a result, the Compensation Committee determined that Mr. Mumma achieved the maximum performance under this component (i.e., 300%) and thus earned $420,000 under this component. In the case of Mr. Reese, the Board, with the input of our Chief Executive Officer and President, determined that, among other things, Mr. Reese was (a) actively involved in the successful implementation of the investment and financing strategies of the Company and (b) instrumental in successfully establishing and executing our 2014 business plan. As a result, the Compensation Committee determined that Mr. Reese achieved the above average performance under this component (i.e., 125%) and thus earned $113,750 under this component. In the case of Ms. Nario, the Board, with the input of our Chief Executive Officer and President, determined that, among other things, Ms. Nario was (a) instrumental in the successful re-internalization of the Company’s accounting function and (b) was successful in directing the activities performed by our finance and accounting staff in support of our business activities. As a result, the Compensation Committee determined that Ms. Nario achieved the above average performance under this component (i.e., 100%) and thus earned $168,750 under this component. In addition, the Compensation Committee elected to exercise its authority to increase or decrease payouts under the qualitative component by increasing Mr. Reese’s qualitative component payout by an additional $25,000 to $138,750 and by increasing Ms. Nario’s qualitative component payout by an additional $45,000 to $213,750. In electing to exercise the authority to increase payouts under the qualitative component to these NEOs, the Compensation Committee took into account the strong performance of our Company, on a stand-alone basis and relative to our peers, the contributions of these NEOs to our performance and their total annual compensation.

Total Incentive Compensation Earned and Paid Under the Incentive Plan. In accordance with the Incentive Plan and after giving effect to the Compensation Committee’s exercise of positive discretion to award Mr. Reese and Ms. Nario an additional $25,000 and $45,000, respectively, under the qualitative component, our NEOs earned the following amounts of total incentive compensation in 2014:

Executive	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Total Incentive Compensation Earned in 2014	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma	$1,369,908	$420,000	$1,789,908	32%	68%
Nathan R. Reese	$206,709	$138,750	$345,459	72%	28%
Kristine R. Nario	$54,739	$213,750	$268,489	78%	22%

Long-Term Equity Incentive Compensation. As noted above, NEOs were eligible to earn incentive compensation under the Incentive Plan that is payable in cash, or depending on the size of the award earned, a combination of cash and shares of restricted stock. Shares of restricted stock issued as part of the compensation earned under the Incentive Plan are issued from our 2010 Stock Plan and vest ratably on an annual basis over a three-year period. The following table sets forth the form of incentive compensation award payment at various payout levels under the Incentive Plan:

Incentive Compensation Payout Amounts	% Payable in Cash	% Payable in Long-Term Equity Incentive Awards
Less than $150,000	100%	0%
Between $150,000 and $1,000,000	50%	50%
In excess of $1,000,000	0%	100%

For 2014, the Compensation Committee awarded a total of 155,957 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $1,214,908, which is based on the closing sale price of our common stock on the date the stock award was approved by our Compensation Committee), 12,546 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $97,729, which is based on the closing sale price of our common stock on the date the stock award was approved by our Board) and 7,605 shares of restricted stock to Ms. Nario (having a grant date fair value of approximately $59,245, which is based on the closing sale price of our common stock on the date the stock award was approved by our Board) in February 2015 in accordance with the terms of the Incentive Plan (as described above). The formulaic approach of having long-term equity incentive awards tied directly to incentive compensation earned under the Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in our Company and better align the executive’s interests with those of our stockholders, (ii) our desire to tie total incentive compensation (including long-term equity incentive awards) to a single incentive performance plan weighted, in the case of two of our NEOs, more heavily upon quantitative performance measures, (iii) our desire to increase the amount of non-cash, long-term equity incentive compensation earned by our Chief Executive Officer and President as a percentage of his total compensation, (iv) our desire to provide our NEOs with a competitive balance of current cash compensation and longer-term equity compensation that rewards performance and increases the executive’s incentive to remain with our Company over the longer-term, and (v) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

The Compensation Committee expects to continue to issue long-term equity incentive awards to our NEOs during the first quarter of each fiscal year in the future, pursuant to an incentive compensation plan that is similar to the Incentive Plan or otherwise. Restricted stock is the preferred long-term equity incentive award of the Compensation Committee due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of long-term equity incentive award.

Benefits. Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for the NEOs are as follows:

●	receipt of dividends on all unvested restricted stock awards; and

●	with respect to Mr. Mumma only, life insurance policies and supplemental long-term disability insurance policies purchased by Mr. Mumma in his name and reimbursed by our Company.

Severance Benefits Payable Upon Termination of Employment or a Change in Control. In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our Chief Executive Officer and President with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to Mr. Mumma in the event his employment is terminated under certain circumstances. In November 2014, the Company entered into a Second Amended and Restated Employment Agreement with Mr. Mumma which amends, restates and supersedes the Amended and Restated Employment Agreement between the Company and Mr. Mumma dated November 22, 2011. For more information regarding the terms of this agreement, see “—Other Compensation Arrangements—Employment Agreements.” Mr. Mumma’s employment agreement is reviewed annually by the Compensation Committee. We have not entered into employment agreements with our other NEOs.

NEO Compensation Determinations for 2015

In February 2015, our Board of Directors approved a 2015 base salary of $325,000 for Mr. Reese and a base salary of $275,000 for Ms. Nario. Mr. Mumma’s 2015 base salary will remain at $700,000 in accordance with his employment agreement. The Compensation Committee has approved using the Incentive Plan for purposes of determining the compensation of our NEOs for performance in 2015 or as such plan may be amended from time to time in the future.

Share Ownership Guidelines

The NEOs are not formally required to achieve or maintain any particular level of stock ownership in us. For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” on page 20.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by our Company on our tax return with respect to each of our Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executives. In general, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders is not subject to this limit. Our 2010 Stock Plan is designed so that performance-based restricted stock awards granted to our NEOs under the plan can be exempt from the compensation deduction limitation described above. Time-based awards are subject to the compensation deduction limitation. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executives, including our NEOs, in a manner designed to promote our corporate goals, including retaining and incentivizing the NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which typically occurs during the first quarter of each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Steven G. Norcutt (Chairman)

David R. Bock

Alan L. Hainey

March 31, 2015

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 21 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2014, 2013 and 2012 for each of Messrs. Mumma and Reese, and December 31, 2014 for Ms. Nario, the year in which she first became an NEO:

Name and Principal Position	Year	Salary		Cash Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Awards(2)	All Other Compensation(3)	Total

Steven R. Mumma	2014	$533,333	(4)	—	$575,000	$1,214,908	$152,531	$2,475,772
President, and Chief	2013	$425,000		$—	$426,750	$676,750	$90,914	$1,619,414
Executive Officer	2012	$300,000		$600,000	—	$500,000	$39,706	$1,439,706

Nathan R. Reese	2014	$260,000		—	$247,730	$97,729	$9,208	$614,667
Vice President and	2013	$240,000		—	$189,446	$39,446	$5,384	$474,276
Secretary	2012	$200,000		$162,500	—	$37,500	$1,096	$401,096

Kristine R. Nario	2014	$225,000		—	$209,244	$59,245	$3,418	$496,907
Chief Financial Officer

(1)

Amounts in fiscal 2014 represent annual cash incentive compensation earned under the Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan.” In accordance with the Incentive Plan, Mr. Mumma received total incentive compensation of $1,789,908, $575,000 of which was paid in cash and $1,214,908 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). Similarly, in accordance with the Incentive Plan, Mr. Reese received total incentive compensation of $345,459, $247,730 of which was paid in cash and $97,729 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) and Ms. Nario received total incentive compensation of $268,489, $209,244 of which was paid in cash and $59,245 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above).

(2)

The amounts in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. On February 18, 2015, Mr. Mumma, Mr. Reese and Ms. Nario received 155,957, 12,546 and 7,605 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the Incentive Plan for their individual performance and our performance in 2014. Similarly, on February 13, 2014, Mr. Mumma, Mr. Reese and Ms. Nario received 91,576, 5,338 and 4,220 shares of restricted stock, respectively, in accordance with the awards payable to each officer under the Incentive Plan for their individual performance and our performance in 2013. For a description of the formula used to calculate the amounts payable under the Incentive Plan in cash and restricted stock, see “—Compensation Discussion and Analysis — Executive Compensation Program Components — Incentive Plan.” On March 7, 2013, Mr. Mumma and Mr. Reese received 70,126 and 5,259 shares of restricted stock, respectively, as part of their 2012 compensation packages. Because, in each case, the size of the awards were determined by the Compensation Committee as part of the NEOs compensation for each person’s individual performance and our performance in the respective years set forth in the table above, we have included these restricted stock awards in our NEOs compensation for such year. Consistent with this approach, a restricted stock grant of 4,220 shares to Ms. Nario on February 13, 2014 has been excluded from Ms. Nario’s 2014 compensation because it was awarded by the Compensation Committee as part of Ms. Nario’s 2013 compensation package. Pursuant to the terms of a restricted stock award agreement covering the February 2015, February 2014 and March 2013 awards, one-third of the shares awarded as part of these grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to the NEOs have been issued under the 2010 Stock Plan.

(3)

Dividends paid on unvested restricted common stock, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. For the 2014, 2013 and 2012 fiscal years, we have not included the health care benefits received by NEOs because such benefits are available generally to all employees on similar terms. We do not intend to include health care benefits as part of “All Other Compensation” in the future to the extent such benefits are available generally to all employees on similar terms. All other compensation includes:

2014 for Mr. Mumma: Includes $141,607 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount of $3.0 million and $8,509 in premiums paid for supplemental disability insurance policies.

2013 for Mr. Mumma: Includes $79,990 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount of $3.0 million and $8,509 in premiums paid for supplemental disability insurance policies.

2012 for Mr. Mumma: Includes $28,782 in dividends on outstanding and unvested restricted stock, $2,415 in premiums paid for life insurance policies in the amount of $3.0 million and $8,509 in premiums paid for supplemental disability insurance policies.

2014 for Mr. Reese: Includes $9,208 in dividends on outstanding and unvested restricted stock.

2013 for Mr. Reese: Includes $5,384 in dividends on outstanding and unvested restricted stock.

2012 for Mr. Reese: Includes $1,096 in dividends on outstanding and unvested restricted stock.

2014 for Ms. Nario: Includes $3,418 in dividends on outstanding and unvested restricted stock.

(4)	Effective November 1, 2014, Mr. Mumma’s annual base salary increased from $500,000 to $700,000.

Discussion of Summary Compensation Table

Cash Bonus.   Due to their discretionary nature, amounts granted under the cash incentive component of our NEO compensation program for the year ended December 31, 2012 was deemed to be “bonuses” and not grants of “non-equity incentive compensation.” However, in connection with the adoption of the Incentive Plan, cash incentive amounts granted under the Incentive Plan in 2014 and 2013 are deemed to be grants of non-equity incentive compensation. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan.”

Stock Awards. As discussed in footnote 1 to the “Summary Compensation Table” above, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of (i) in the case of 2014 and 2013, the amount earned under our Incentive Plan during those respective years and each person’s individual performance and our performance during those years, and (ii) in the case of 2012, each person’s individual performance and our performance in such prior year. Each restricted stock award granted to the NEOs vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the NEOs during the fiscal year ended December 31, 2014. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	2/13/2014	—	—	—	—	—	—	91,576	$676,750
Steven R. Mumma	3/28/2014(3)	—	—	$2,100,000(4)	—	—	—	—	—
Nathan R. Reese	2/13/2014	—	—	—	—	—	—	5,338	$39,446
Nathan R. Reese	3/28/2014(3)	—	—	$390,000(5)	—	—	—	—	—
Kristine R. Nario	2/13/2014	—	—	—	—	—	—	4,220	$31,183
Kristine R. Nario	3/28/2014(3)	—	—	$281,250(6)				—	—

(1)

Represents restricted share awards issued as part of the NEOs’ 2013 compensation package under the 2010 Stock Plan, which vest as follows: one third vested on February 13, 2015, one third will vest on February 13, 2016 and the final one-third will vest on February 13, 2017. The grant date fair value of these awards are included in 2013 compensation in the “Summary Compensation Table.”

(2)	Amounts represent the value of restricted share awards based on the closing sale price for shares of our common stock on the date of grant.

(3)

Represents the non-equity incentive plan awards granted under the Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan” above. The Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The Incentive Plan provides for no minimum award or guaranteed payment, nor does the Incentive Plan provide one specific “target” rate, but rather, rewards participants if (i) AROE exceeds various hurdles between 8% and 18% and (ii) the participants qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the Incentive Plan and similarly, has the discretion to award more or less than the participant’s minimum, target and maximum incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the Incentive Plan may be paid in cash, or depending on the size of the award earned, a combination of cash and shares of restricted stock. The following table sets forth the form of incentive compensation award payment at various payout levels under the Incentive Plan:

Incentive Compensation Payout Amounts	% Payable in Cash	% Payable in Long-Term Equity Incentive Awards
Less than $150,000	100%	0%
Between $150,000 and $1,000,000	50%	50%
In excess of $1,000,000	0%	100%

We have included 100% of the maximum award payable under the Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. In the event the maximum award had been earned in 2014, Mr. Mumma would have received $1,525,000 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, Mr. Reese would have received $120,000 of his non-equity incentive compensation plan award in the form of shares of restricted common stock, and Ms. Nario would have received $65,625 of her non-equity incentive compensation plan award in the form of shares of restricted common stock. The restricted stock vests ratably over three years from the date of grant under the Incentive Plan.

(4)

Mr. Mumma’s incentive compensation under the Incentive Plan was weighted 80% based on performance under the quantitative component and 20% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Mumma under the Incentive Plan. For 2014, the Compensation Committee determined to award Mr. Mumma total incentive compensation of $1,789,908 under the Incentive Plan, $1,214,908 of which was paid on February 18, 2015 in the form of 155,957 shares of restricted common stock.

(5)

Mr. Reese’s incentive compensation under the Incentive Plan was weighted 65% based on performance under the quantitative component and 35% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Reese under the Incentive Plan. For 2014, the Compensation Committee determined to award Mr. Reese total incentive compensation of $345,459 under the Incentive Plan, $97,729 of which was paid on February 18, 2015 in the form of 12,546 shares of restricted common stock.

(6)

Ms. Nario’s incentive compensation under the Incentive Plan was weighted such that 25% was based on performance under the quantitative component and 75% was based on performance under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Incentive Plan” above for a description of the hurdles and payout amounts applicable to Mr. Reese under the Incentive Plan. For 2014, the Compensation Committee determined to award Ms. Nario total incentive compensation of $268,489 under the Incentive Plan, $59,245 of which was paid on February 18, 2015 in the form of 7,605 shares of restricted common stock.

Outstanding Equity Awards at Fiscal Year End

The following table lists the shares of restricted common stock awarded to our NEOs that are unvested and outstanding as of December 31, 2014. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)
Steven R. Mumma (2)	145,261	$1,119,962
Nathan R. Reese (3)	9,307	$71,757
Kristine R. Nario (4)	4,220	$32,536

(1)	Value is determined by multiplying the number of unvested restricted shares by $7.71, the closing sale price for our common stock on December 31, 2014.

(2)

Mr. Mumma received a restricted stock grant of 20,804 shares in March 2012 as part of his 2011 compensation package. Of this amount, 6,934 shares were unvested as of December 31, 2014 (although such unvested shares subsequently vested on March 12, 2015). Mr. Mumma received a restricted stock grant of 70,126 shares on March 7, 2013 as part of his 2012 compensation package. Of this amount, 46,751 shares were unvested as of December 31, 2014 (with 23,375 shares having vested on March 7, 2015 and 23,376 shares vesting on March 7, 2016, provided the NEO remains employed with the Company as of such date). Mr. Mumma received a restricted stock grant of 91,576 shares on February 13, 2014 as part of his 2013 compensation package, all of which were unvested and outstanding as of December 31, 2014 (with 30,525 shares having vested on February 13, 2015, while an additional 30,525 shares will vest on February 13, 2016 and an additional 30,526 shares will vest on February 13, 2017, provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2015 grant are not included in the table above because they were not outstanding at December 31, 2014. Vesting of all of these shares may be accelerated in the event of the NEO’s death, disability, termination without cause or resignation for good reason. See “—Other Compensation Arrangements—Restricted Stock Award Agreements” and “Other Compensation Arrangements—Employment and Other Agreements.”

(3)

Mr. Reese received a restricted stock grant of 1,387 shares in March 2012 as part of his 2011 compensation package. Of this amount, 463 shares were unvested as of December 31, 2014 (although such unvested shares subsequently vested on March 12, 2015). Mr. Reese received a restricted stock grant of 5,259 shares on March 7, 2013 as part of his 2012 compensation package. Of this amount, 3,506 shares were unvested as of December 31, 2014 (with 1,753 shares having vested on March 7, 2015 and 1,753 shares vesting on March 7, 2016, provided the NEO remains employed with the Company as of such date). Mr. Reese received a restricted stock grant of 5,338 shares on February 13, 2014 as part of his 2013 compensation package, all of which were unvested and outstanding as of December 31, 2014 (with 1,779 shares having vested on February 13, 2015, while an additional 1,779 shares will vest on February 13, 2016 and an additional 1,780 shares will vest on February 13, 2017, provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2015 grant are not included in the table above because they were not outstanding at December 31, 2014. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

(4)

Ms. Nario received a restricted stock grant of 4,220 shares on February 13, 2014 as part of her 2013 compensation package, all of which were unvested and outstanding as of December 31, 2014 (with 1,407 shares having vested on February 13, 2015, while an additional 1,407 shares will vest on February 13, 2016 and an additional 1,406 shares will vest on February 13, 2017, provided the NEO remains employed with the Company as of such date). The shares issued as part of the February 2015 grant are not included in the table above because they were not outstanding at December 31, 2014. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

Stock Vested

The following table presents information concerning the vesting of restricted stock for the NEOs during the fiscal year ended December 31, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Steven R. Mumma	35,004	$267,465
Nathan R. Reese	2,215	$16,883
Kristine R. Nario	—	—

(1)	Value is determined by multiplying the number of shares the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs beginning in July 2009 contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control. Under the restricted stock award agreements, if the NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. If we experience a change in control, the restricted shares issued under the agreement will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control. In each of February 2015, February 2014, and March 2013, we entered into a restricted stock award agreement with the NEOs at those respective times providing for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions. Except for the vesting terms described in the immediately preceding sentence, the terms of the February 2015, February 2014 and March 2013 restricted stock award agreements are the same as the terms of the 2009 restricted stock award agreement. The holders of these restricted shares of common stock issued in 2015, 2014 and 2013 are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares.

Employment Agreement

On November 3, 2014, we entered into a Second Amended and Restated Employment Agreement with Steven R. Mumma (the “Executive”), the Company’s Chief Executive Officer and President (the “Employment Agreement”). The Employment Agreement amends, restates and supersedes the Amended and Restated Employment Agreement between the Company and the Executive dated November 22, 2011 (the “Prior Employment Agreement”). The Employment Agreement will expire on December 31, 2015, unless further extended or sooner terminated. Pursuant to the Employment Agreement, in the event we fail to provide Mr. Mumma with written notice of our determination to not extend the term of the Employment Agreement at least 90 days prior to the expiration date of the agreement, the Employment Agreement will be automatically extended for an additional one-year period following the expiration date.

Pursuant to the Employment Agreement, Mr. Mumma is entitled to an initial base salary of $700,000 effective as of November 1, 2014, subject to future increases at the discretion of the Compensation Committee. Under the terms of the Employment Agreement, Mr. Mumma is also eligible to participate in our annual cash incentive bonus plan (the “Bonus Plan”) to be established by the Compensation Committee. The Employment Agreement requires the Compensation Committee to adopt a Bonus Plan by not later than March 31 of each fiscal year and provides that the Bonus Plan will contain both individual and corporate performance goals. In the event we or Mr. Mumma, as the case may be, satisfies the performance criteria to be established by the Compensation Committee, Mr. Mumma will be entitled to receive the bonus amount provided for in the Bonus Plan and shall be paid no later than March 14 of the year immediately following the year for which the applicable Bonus Plan was adopted. Under the terms of the Employment Agreement, in the event the performance criteria under the Bonus Plan is not satisfied, the Compensation Committee may grant a discretionary bonus.

In addition, under the terms of the Employment Agreement, any restricted stock grants to Mr. Mumma under the 2010 Stock Plan will be subject to forfeiture restrictions that will lapse one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. Notwithstanding the foregoing, these forfeiture restrictions will lapse upon (i) a Change in Control (as defined in the Employment Agreement), (ii) a termination by the Company without Cause (as defined below), (iii) a termination by Mr. Mumma for Good Reason (as defined below), (iv) Mr. Mumma’s death, or (v) Mr. Mumma’s disability, and Mr. Mumma will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason. Any common stock issued to Mr. Mumma as restricted stock will have voting and dividend rights prior to and following vesting.

The Employment Agreement permits us to terminate Mr. Mumma’s employment with appropriate notice for or without Cause, and permits Mr. Mumma to resign for Good Reason or other than for Good Reason. If Mr. Mumma’s employment is terminated for Cause or he resigns other than for Good Reason, we will pay his full base salary through to the date of termination and reimburse him for all reasonable and customary expenses incurred by him through the date of termination in the performance of his duties. If however, we terminate Mr. Mumma without Cause (other than for death or disability) or Mr. Mumma terminates his employment for Good Reason, we have agreed to pay Mr. Mumma (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro rata amounts to which he was entitled as of the date of termination under any compensation plan or program of our Company; (ii) liquidated damages in an amount equal to the greater of (A) $1,000,000 or (B) one and one-half (1 ½) multiplied by the sum of Mr. Mumma’s base salary in effect at the date of termination and the average annual cash incentive bonus earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which a Change in Control or termination event occurs; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in the Employment Agreement.

Under the Employment Agreement, we will have Cause to terminate Mr. Mumma’s employment upon a determination by at least a majority of the Board (excluding Mr. Mumma) that Mr. Mumma has:

●

committed fraud or misappropriated, stolen or embezzled funds or property from us or our affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on our behalf or on behalf of our affiliates;

●

been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings the executive into disrepute or is likely to cause material harm to our business, financial condition or prospects;

●	failed to perform his material duties under the Employment Agreement, which failure continues for a period of at least 30 days after written notice to Mr. Mumma;

●	violated or breached any material law or regulation to the material detriment of our Company or our affiliates; or

●	breached any of his duties or obligations under the Employment Agreement that causes or is reasonably likely to cause material harm to our Company.

Pursuant to the Employment Agreement, Good Reason means (i) a failure by us or our successors or assigns to comply with any material provision of the Employment Agreement which is not cured within 30 days after written notice of such non-compliance; (ii) the assignment to Mr. Mumma of any material duties inconsistent with his position with our Company or a substantial adverse alteration in the nature or status of his responsibilities without his consent, except that (A) a determination by our Nominating and Corporate Governance Committee not to nominate Mr. Mumma for re-election as a director of our Company or (B) a failure by our stockholders to elect Mr. Mumma as a director of our Company shall not be deemed to be Good Reason; (iii) without Mr. Mumma’s consent, a material reduction in employee benefits other than a reduction generally applicable to our other similarly situated executives; (iv) without Mr. Mumma’s consent, relocation of our principal place of business outside of the Borough of Manhattan in the City of New York; (v) any failure by us to pay Mr. Mumma’s base salary or any cash incentive bonus to which he is entitled under a Bonus Plan, which failure has not been cured within ten (10) days after notice of such noncompliance, or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year commencing with the 2015 fiscal year; or (vi) delivery to Mr. Mumma from us of a notice of non-renewal in accordance with the notice requirement described above; provided, however, that Mr. Mumma shall only have the right to resign for Good Reason in the case of clause (vi) above if he provides us with notice of termination prior to the expiration date of the Employment Agreement.

The Employment Agreement also provides that if any amount payable to, or other benefit receivable by Mr. Mumma pursuant to the Employment Agreement or under other agreements or plans is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the 2010 Stock Plan. In addition, the Employment Agreement contains certain covenants against competition, with Mr. Mumma not to engage or participate in a “Competing Business” (as defined in the Employment Agreement) for a period of one year following his date of termination, except that the non-compete period shall be for 180 days following the date of termination in the event of Mr. Mumma’s termination for Cause.

 As of the date of this proxy statement, Mr. Reese and Ms. Nario were not party to an employment, severance or change in control agreement with us.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to (i) Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2014, that would have been triggered under the 2010 Stock Plan, the restricted stock award agreements for Mr. Mumma and Mr. Mumma’s Employment Agreement, (ii) Mr. Reese in the event of termination due to death or disability or in connection with a change in control under the 2010 Stock Plan and the restricted stock award agreements for Mr. Reese and (iii) Ms. Nario in the event of termination due to death or disability or in connection with a change in control under the 2010 Stock Plan and the restricted stock award agreement for Ms. Nario. Because neither Mr. Reese nor Ms. Nario is a party to an employment or severance agreement with us, neither of these NEOs were eligible to receive any payments upon the occurrence of a termination without Cause or for resignation for Good Reason and as such, we have not included these NEOs in such table below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Benefits(4)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	—	—	2,334,870	—	—	1,801,313	41,097	4,177,280

(1)	See “—Other Compensation Arrangements—Employment Agreement” above for definitions of Cause and Good Reason.
(2)

Represents the value, based on the closing sale price of our common stock on December 31, 2014, of the sum of (i) 145,261 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2014 pursuant to such event and (ii) 157,576 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 157,576 shares is based on $1,214,908 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014.

(3)	Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive bonus earned by Mr. Mumma during 2014 and 2013.
(4)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	700,000	—	2,334,870	—	—	—	41,097	3,075,967
Nathan R. Reese	—	—	144,487	—	—	—	—	144,487
Kristine R. Nario	—	—	46,780	—	—	—	—	46,780

(1)

Assumes that Mr. Mumma is paid his base salary then in effect. Pursuant to the Employment Agreement, the Company is obligated to maintain a long-term disability plan that provides for payment of not less than $240,000.

(2)	Represents the value, based on the closing sale price of our common stock on December 31, 2014, of:
	●	in the case of Mr. Mumma, the sum of (i) 145,261 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2014 pursuant to such event and (ii) 157,576 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 157,576 shares is based on $1,214,908 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014.
	●	in the case of Mr. Reese, the sum of (i) 9,307 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 9,433 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 9,433 shares is based on $72,730 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Mr. Reese under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.
	●	in the case of Ms. Nario, the sum of (i) 4,220 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 1,847 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 1,847 shares is based on $14,244 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Ms. Nario under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.
(3)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation	Benefits(2)	Total
	($)	($)	($)	($)	($)		($)	($)	($)
Steven R. Mumma	700,000	—	2,334,870	—	575,000	(3)	—	41,097	3,650,967
Nathan R. Reese	—	—	144,487	—	247,730	(3)	—	—	392,217
Kristine R. Nario	—	—	46,780	—	209,244	(3)	—	—	256,024

(1)	Represents the value, based on the closing sale price of our common stock on December 31, 2014, of:
	●	in the case of Mr. Mumma, the sum of (i) 145,261 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2014 pursuant to such event and (ii) 157,576 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 157,576 shares is based on $1,214,908 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014.
	●	in the case of Mr. Reese, the sum of (i) 9,307 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 9,433 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 9,433 shares is based on $72,730 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Mr. Reese under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.

●	in the case of Ms. Nario, the sum of (i) 4,220 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 1,847 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 1,847 shares is based on $14,244 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Ms. Nario under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.
(2)	Represents the value of the health care benefits that are payable by the Company on Mr. Mumma’s behalf.
(3)

Represents annual cash incentive compensation earned for performance by each of Mr. Mumma, Mr. Reese and Ms. Nario in 2014 under the Incentive Plan. Pursuant to the Incentive Plan, the NEO must be actively employed on the date the cash incentive compensation is paid. However, the Compensation Committee has the discretion to award non-equity incentive compensation in the event that the NEO is terminated due to death in light of the Company’s and the participant’s performance in 2014.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Steven R. Mumma	—	—	2,334,870	—	—	—	—	2,334,870
Nathan R. Reese	—	—	144,487	—	—	—	—	144,487
Kristine R. Nario	—	—	46,780	—	—	—	—	46,780

(1)	Represents the value, based on the closing sale price of our common stock on December 31, 2014, of:
	●	in the case of Mr. Mumma, the sum of (i) 145,261 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2014 pursuant to such event and (ii) 157,576 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 157,576 shares is based on $1,214,908 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014.
	●	in the case of Mr. Reese, the sum of (i) 9,307 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 9,433 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 9,433 shares is based on $72,730 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Mr. Reese under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.
	●	in the case of Ms. Nario, the sum of (i) 4,220 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2014 pursuant to such event and (ii) 1,847 shares of restricted stock earned under the Incentive Plan for performance in 2014 but not yet issued as of December 31, 2014. The 1,847 shares is based on $14,244 of aggregate value in common stock payable under the Incentive Plan divided by the closing sale price of $7.71 for our common stock on December 31, 2014. These amounts do not include any compensation paid to Ms. Nario under the Incentive Plan relating to the Compensation Committee’s exercise of positive discretion, which occurred after December 31, 2014.

 Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services; or

●	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit of money, property or services; or

●	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

●	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

●	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

●	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

●

a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Alan L. Hainey, Steven G. Norcutt and David R. Bock served as a member of the Compensation Committee during 2014. No member of the Compensation Committee was an employee of our Company during the 2014 fiscal year or an officer of our Company during any prior period. During 2014, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of David R. Bock (Chairman), Alan L. Hainey and Steven G. Norcutt, and operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2015 fiscal year.

Audit Committee

David R. Bock (Chairman)

Alan L. Hainey

Steven G. Norcutt

March 31, 2015

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for our Company for the years ended December 31, 2014 and December 31, 2013 by Grant Thornton LLP were as follows:

Fee Type	2014	2013

Audit Fees(1)	$895,580	$1,030,010
Tax Fees(2)	9,690	130,752
All Other Fees	—	—
Total Fees	$905,270	$1,160,762

(1)

Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also represent the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of common stock and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933.

(2)

Tax Fees represent the aggregate fees billed for professional services rendered in the preparation of our tax returns and consulting services related to income and sales tax audit.  The reduction in tax fees paid to Grant Thornton in 2014 was primarily a function of our Company’s determination to obtain those services from another service provider in 2014.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2014 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2014, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2014 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about March 31, 2015. A copy of the 2014 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 275 Madison Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 216-2363. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Vice President and Secretary

March 31, 2015

New York, New York

NEW YORK MORTGAGE TRUST, INC.
ATTN: NATHAN REESE
275 MADISON AVENUE
NEW YORK, NEW YORK 10016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David R. Bock 02 Alan L. Hainey 03 Steven R. Mumma 04 Douglas E. Neal 05 Steven G. Norcutt

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. To consider and act upon a proposal to ratify, confirm and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000234634_1 R1.0.0.51160